As filed with the U.S. Securities and Exchange Commission on September 12, 2017.
Registration No. 333-220128

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Celcuity LLC
(to be converted into CELCUITY INC.)
(Exact name of registrant as specified in its charter)

Delaware	8071	45-3811132
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
16305 36th Avenue N., Suite 450
Minneapolis, MN 55446
(763) 392-0123
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brian F. Sullivan
Chief Executive Officer
16305 36th Avenue N., Suite 450
Minneapolis, MN 55446
(763) 392-0767
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan C. Brauer Eric O. Madson Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, Minnesota 55402 (612) 492-7000	W. Morgan Burns Jonathan R. Zimmerman Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.001 par value per share	2,300,000	$10.00	$23,000,000	$2,666

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. Includes an aggregate of 300,000 shares issuable upon exercise of a 30-day option granted to the underwriter to cover over-allotments, if any.

(2)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Celcuity LLC, the registrant whose name appears on the cover page of this registration statement, is a Minnesota limited liability company. Celcuity LLC will convert into a Delaware corporation immediately prior to the effective time of the registration statement of which this prospectus is a part, and change its name from Celcuity LLC to Celcuity Inc. Shares of common stock of Celcuity Inc. are being offered by the prospectus that forms a part of this registration statement.
This Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-220128) of Celcuity LLC is being filed solely for the purpose of filing Exhibits 1.1, 2.1, 3.1, 3.2, 4.1, 4.2, 5.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.17, 23.1 and 23.2 to the Registration Statement. No changes or additions are being made hereby to the prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement, except for Item 16.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.
Expense	Amount to be Paid
SEC registration fee	$2,666
FINRA filing fee	3,950
Nasdaq listing fee	50,000
Accountants’ fees and expenses	75,000
Legal fees and expenses	825,000
Blue Sky fees and expenses	—
Transfer Agent fees and expenses	11,600
Printing expenses	72,000
Miscellaneous	59,784
TOTAL	$1,100,000

Item 14.   Indemnification of Directors and Officers.
We plan to convert to a Delaware corporation prior to the effectiveness of this registration statement. Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•
transaction from which the director derived an improper personal benefit;

•
act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or redemption of shares; or

•
breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.
Our certificate of incorporation and our bylaws will provide for the limitation of liability and indemnification of our directors and officers to the fullest extent permitted under the DGCL.
We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.
We also expect to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
We have entered into an underwriting agreement in connection with this offering, which provides for indemnification by the underwriter of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
The following includes certain information regarding all securities sold by Celcuity within the past three years which were not registered under the Securities Act.
Sales of Membership Units and Warrants in Private Placements
In February 2014, we sold an aggregate of 44,444,444 common units representing membership interests in Celcuity LLC to Brightstone Venture Capital Fund, LP, or Brightstone, and The Globe Resources Group LLC, or Globe, at a price of  $0.09 per unit, which would be approximately 1,111,111 shares at a price of  $3.60 per share on a post-LLC Conversion basis.
During March 2014, we sold an aggregate of 8,333,340 common units representing membership interests in Celcuity LLC at a price of  $0.10 per unit, which would be approximately 208,334 shares at a price of  $4.14 per share on a post-LLC Conversion basis. Cedar Point Capital, LLC, or Cedar Point, served as a placement agent for a portion of the units sold in the offering. The aggregate commission paid to Cedar Point was $112,069.

In February 2015, we sold 1,666,667 common units representing membership interests in Celcuity LLC to Brightstone at a price of  $0.09 per unit, which would be approximately 41,667 shares at a price of  $3.60 per share on a post-LLC Conversion basis.
From December 2015 through January 2016, we sold an aggregate of 27,370,836 common units representing membership interests in Celcuity LLC at a price of  $0.19 per unit, which would be approximately 684,271 shares at a price of  $7.56 per share on a post-LLC Conversion basis. Cedar Point served as a placement agent in the offering. The aggregate cash commission paid to Cedar Point was $510,000. Cedar Point also received a 10-year warrant to purchase 1,348,708 common units representing membership interests with an exercise price of  $0.19 per unit, which would be approximately 33,718 shares at a price of  $7.56 per share on a post-LLC Conversion basis.
From March 2016 through May 2016, we sold an aggregate of 17,224,640 common units representing membership interests in Celcuity LLC at a price of  $ 0.19 per unit, which would be approximately 430,616 shares at a price of  $7.56 per share on a post-LLC Conversion basis. Cedar Point served as a placement agent in the offering. The aggregate cash commission paid to Cedar Point was $325,666. Cedar Point also received a 10-year warrant to purchase 861,232 common units representing membership interests with an exercise price of  $0.19 per unit, which would be approximately 21,531 shares at a price of  $7.56 per share on a post-LLC Conversion basis.
The February 2014 sales of membership units to Brightstone and Globe, and the February 2015 sale of membership units to Brightstone, were made in reliance upon exemption from the registration requirements pursuant to Section 4(a)(2) under the Securities Act. The offer and sale of all other securities listed in this subsection entitled “Sales of Membership Units and Warrants in Private Placements” was made to a limited number of accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placements and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Restrictive legends were affixed to each of the certificates representing the units issued in the private placements.
Sales of Unsecured Convertible Promissory Notes in Private Placements
During April 2017, we sold 1.25% Unsecured Convertible Promissory Notes with an aggregate principal amount of  $5,750,000 that mature on December 31, 2018, or the April 2017 Notes. Cedar Point served as a placement agent in the offering. The aggregate cash commission paid to Cedar Point was $560,000. Cedar Point also received a 10-year warrant to purchase 1,330,040 common units representing membership interests with an exercise price of  $0.21 per unit, which would be approximately 33,251 shares at a price of  $8.42 per share on a post-LLC Conversion basis.
During May 2017, we sold 1.25% Unsecured Convertible Promissory Notes with an aggregate principal amount of  $2,587,500 that mature on December 31, 2018, or the May 2017 Notes. Cedar Point served as a placement agent in the offering. The aggregate cash commission paid to Cedar Point was $258,000. Cedar Point also received a 10-year warrant to purchase 614,550 common units representing membership interests with an exercise price of  $0.21 per unit, which would be approximately 15,364 shares at a price of  $8.42 per share on a post-LLC Conversion basis.
The offer and sale of all securities listed in this section entitled “Sales of Unsecured Convertible Promissory Notes in Private Placements” was made to a limited number accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placements and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities. Restrictive legends were affixed to the April 2017 Notes and May 2017 Notes issued in the private placements.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

See the Exhibit Index immediately following the signature page to this prospectus, which is incorporated herein by reference.
(b)
Financial Statement Schedules.

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes included in this prospectus.
Item 17.   Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
The registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)
For the purpose of determining liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of this registration statement other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 12th day of September, 2017.
CELCUITY LLC
By:	/s/ Brian F. Sullivan Brian F. Sullivan Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brian F. Sullivan Brian F. Sullivan	Chief Executive Officer (Principal Executive Officer), Director (Governor) and Chairman	September 12, 2017
/s/ Vicky Hahne Vicky Hahne	Chief Financial Officer (Principal Financial and Accounting Officer)	September 12, 2017
* Lance G. Laing	Chief Science Officer, Vice President and Secretary, and Director (Governor)	September 12, 2017
* Maureen Cronin	Director (Governor)	September 12, 2017
* David F. Dalvey	Director (Governor)	September 12, 2017
* Richard J. Nigon	Director (Governor)	September 12, 2017
*By:	/s/ Brian F. Sullivan
Brian F. Sullivan Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1	Form of Plan of Conversion
3.1	Certificate of Incorporation, to be in effect immediately prior to the completion of this offering
3.2	Bylaws, to be in effect immediately prior to the completion of this offering
4.1	Specimen Certificate representing shares of common stock of Celcuity Inc.
4.2	Form of Underwriter’s Warrant
5.1	Opinion of Fredrikson & Byron, P.A.
10.1	Celcuity Inc. 2017 Employee Stock Purchase Plan+
10.2	Celcuity Inc. 2017 Stock Incentive Plan+
10.3	Form of Stock Option Agreement pursuant to Celcuity Inc. 2017 Stock Incentive Plan+
10.4	Form of Restricted Stock Agreement pursuant to Celcuity Inc. 2017 Stock Incentive Plan+
10.5	Form of Restricted Stock Unit Agreement pursuant to Celcuity Inc. 2017 Stock Incentive Plan+
10.6	Form of Stock Appreciation Rights Agreement pursuant to Celcuity Inc. 2017 Stock Incentive Plan+
10.7	Celcuity LLC 2012 Equity Incentive Plan, adopted August 10, 2012, as amended by First Amendment to the Celcuity LLC 2012 Equity Incentive Plan, adopted November 12, 2015+†
10.8	Form of Incentive Plan Unit Option Agreement pursuant to the Celcuity LLC 2012 Equity Incentive Plan+†
10.9	Form of Warrant to Purchase Units of Membership Interest issued by Celcuity LLC to Cedar Point Capital, LLC, as placement agent of membership units and unsecured convertible promissory notes of Celcuity LLC†
10.10	Form of 1.25% Unsecured Convertible Promissory Note issued by Celcuity LLC†
10.11	Form of Warrant to Purchase Shares of Common Stock to be issued by Celcuity Inc. in connection with the conversion of 1.25% Unsecured Convertible Promissory Notes†
10.12	Commercial Lease, dated March 11, 2014, as amended by First Amendment to Commercial Lease, dated March 20, 2014, as amended by Second Amendment to Commercial Lease, dated August 31, 2016, by and between West Glen Development, LLC and Celcuity LLC†
10.13	Clinical Trial Agreement, dated May 8, 2017, between NSABP Foundation, Inc. and Celcuity LLC†
10.14	Confidentiality, Assignment of Inventions and Non-Competition Agreement, dated November 15, 2011, between Celcuity LLC and Brian F. Sullivan+†
10.15	Confidentiality, Assignment of Inventions and Non-Competition Agreement, dated November 15, 2011, between Celcuity LLC and Lance G. Laing+†
10.16	Confidentiality, Non-Compete and Proprietary Rights Agreement, dated May 17, 2017, between Celcuity LLC and Vicky Hahne+†
10.17	Form of Indemnification Agreement between Celcuity Inc. and each of its officers and directors†
23.1	Consent of Boulay PLLP
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)†

+
Management contract or compensatory plan.

†
Previously filed.